The Clorox Company

Supplemental Information – Volume Growth

	% Change vs. Prior Year
Business Segment	FY09					FY10			Major Drivers of Change
	Q1	Q2	Q3	Q4	FY	Q1	Q2	YTD
Cleaning	-3%	-7%	-6%	-4%	-5%	4%	8%	6%	Q2 increase primarily driven by higher shipments of disinfecting products due to the H1N1 flu pandemic.
Household	3%	-10%	-7%	-3%	-4%	-7%	0%	-4%	Q2 results driven by a decrease in Glad® food storage products, offset by increased shipments of Fresh Step® cat litter.
Lifestyle (1)	35%	31%	4%	3%	16%	4%	12%	8%	Q2 increase primarily due to increased shipments of Brita® water-filtration products, Hidden Valley® salad dressing and Burt’s Bees® products.
International (2)	4%	3%	2%	0%	2%	3%	1%	2%	Q2 increase primarily driven by increased shipment of bleach and other disinfecting products due to the H1N1 flu pandemic.
Total Company	4%	-1%	-3%	-2%	-1%	1%	5%	3%

Supplemental Information – Sales Growth

	% Change vs. Prior Year
Business Segment	FY09					FY10			Major Drivers of Change
	Q1	Q2	Q3	Q4	FY	Q1	Q2	YTD
Cleaning	4%	-1%	1%	0%	1%	3%	3%	3%	Q2 sales declined more than volume due to unfavorable product mix and higher trade-promotion spending.
Household	11%	-2%	-1%	0%	2%	11%	-6%	-8%	Q2 sales declined due to price declines on Glad products in the previous fiscal year to bring pricing in-line with current resin costs.
Lifestyle (1)	45%	37%	5%	7%	20%	3%	10%	6%	Q2 sales increase due to higher shipments.
International (2)	10%	-4%	-4%	-3%	-1%	4%	21%	12%	Q2 sales growth primarily due to the benefit of price increases and impact of favorable foreign currency exchange rates.
Total Company	12%	3%	0%	0%	3%	-1%	5%	2%

(1)	Lifestyle includes results of the worldwide Burt’s Bees business.
(2)	International includes Canadian results.

The Clorox Company

Earnings Before Interest and Taxes (EBIT), Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (1)

Reconciliation schedule of earnings before income taxes to EBIT and EBITDA

Dollars in millions and percentages based on rounded numbers

	FY 2008	FY 2009					FY 2010
	Twelve					Twelve
	Months	Three Months Ended				Months	Three Months Ended		Year-To-
	Ended					Ended			Date
	6/30/08	9/30/08	12/31/08	3/31/09	6/30/09	6/30/09	9/30/09	12/31/09	12/31/09
Earnings before income taxes	$693	$186	$131	$233	$261	$811	$244	$163	$407
Interest income	(12)	(1)	(1)	(1)	(1)	(4)	(1)	(1)	(2)
Interest expense	168	42	44	39	36	161	36	37	73
EBIT (2)	849	227	174	271	296	968	279	199	478
EBIT margin (2)	16.1%	16.4%	14.3%	20.1%	19.7%	17.8%	20.3%	15.6%	18.0%
Depreciation and amortization	205	47	46	49	48	190	48	47	95
EBITDA (3)	$1,054	$274	$220	$320	$344	$1,158	$327	$246	$573
EBITDA margin (3)	20.0%	19.8%	18.1%	23.7%	22.9%	21.2%	23.8%	19.2%	21.6%
Net sales	$5,273	$1,384	$1,216	$1,350	$1,500	$5,450	$1,372	$1,279	$2,651

(1)	In accordance with SEC's Regulation G, this schedule provides the definition of certain non-GAAP measures and the reconciliation to the most closely related GAAP measure.
Management believes the presentation of EBIT, EBIT margin, EBITDA and EBITDA margin provides additional useful information to investors about current trends in the business.
(2)	EBIT (a non-GAAP measure) represents earnings before income taxes (a GAAP measure), excluding interest income and expense, as reported above. EBIT margin is a measure of EBIT as a percentage of net sales.
(3)	EBITDA (a non-GAAP measure) represents earnings before income taxes (a GAAP measure), excluding interest income, interest expense, depreciation and amortization, as reported above. EBITDA margin is a measure of EBITDA as a percentage of net sales.

The Clorox Company

Supplemental Information – Balance Sheet

(Unaudited)

As of December 31, 2009

Working Capital Update

	Q2
	FY 2010	FY 2009	Change	Days(5)	Days(5)
	($ millions)	($ millions)	($ millions)	FY 2010	FY 2009	Change
Receivables, net	$423	$409	$14	31	32	-1 day
Inventories, net	$409	$405	$4	50	51	-1 day
Accounts payable (1)	$301	$330	-$29	39	46	-7 day
Accrued liabilities	$436	$430	$6
Total WC (2)	$177	$152	$25
Total WC % net sales (3)	3.5%	3.1%
Average WC (2)	$154	$150	$4
Average WC % net sales (4)	3.0%	3.1%
  Accounts Receivable increased primarily due to the increase in sales.
  Average accounts payable days outstanding decreased primarily due to lower commodity and transportation costs.
Supplemental Information – Cash Flow

(Unaudited)

For the quarter ended December 31, 2009

Capital expenditures for the second quarter were $42 million versus $45 million in the year-ago quarter

Depreciation and amortization for the second quarter was $47 million versus $46 million in the year-ago quarter

Cash provided by operations

Net cash provided by operations in the second quarter was $152 million, compared with $98 million in the year-ago quarter. The increase was primarily due to higher net earnings and the positive cash impact of changes in working capital.

(1)	Days of accounts payable is calculated as follows: average accounts payable / [(cost of products sold + change in inventory) / 90].
(2)	Working capital (WC) is defined in this context as current assets minus current liabilities excluding cash and short-term debt, based on end of period balances. Average working capital represents a two-point average of working capital.
(3)	Represents working capital at the end of the period divided by annualized net sales (current quarter net sales x 4).
(4)	Represents a two-point average of working capital divided by annualized net sales (current quarter net sales x 4).
(5)	Days calculations based on a two-point average.

The Clorox Company

Supplemental Information – Gross Margin Drivers

The table below provides details on the drivers of gross margin change versus the prior year.

Driver	Change vs. Prior Year (basis points)
	FY08	FY09					FY10
	FY	Q1	Q2	Q3	Q4	FY	Q1	Q2
Cost Savings	+170 bp	+200 bp	+210 bp	+240 bp	+230 bp	+220 bp	+170 bp	+160 bp
Price Changes	+80 bp	+230 bp	+350 bp	+310 bp	+250 bp	+280 bp	+170 bp	+80 bp
Market Movement (commodities)	-270 bp	-460 bp	-450 bp	0 bp	+160 bp	-170 bp	+240 bp	+300 bp
Manufacturing & Logistics (1)	-110 bp	-250 bp	-120 bp	-90 bp	-150 bp	-160 bp	-40 bp	-80 bp
All other (2)	-60 bp	+80 bp	-30 bp	+90 bp	-120 bp	+10 bp	-90 bp	-70 bp

Gross margin change vs prior year	-190 bp	-200 bp	-40 bp	+550 bp	+370 bp	+180 bp	+450 bp	+390 bp

(1)	“Manufacturing & logistics” includes the change in the cost of diesel fuel.
(2)	“All other” includes all other drivers of gross margin change, which are usually of an immaterial nature. Examples of drivers included: volume change, trade and consumer spending, restructuring and acquisition-related costs, foreign currency, etc. If a driver included in all other is deemed to be material in a given period, it will be disclosed as part of the company’s earnings release.

The Clorox Company Updated: 2-4-10

U.S. Pricing Actions from CY2008 - CY2009

Brand / Product	Average Price Change	Effective Date
Home Care
Pine-Sol® cleaners	+13%	May 2008
Clorox Clean-Up® cleaners	+8%	August 2008
Formula 409®, Tilex®, and Clorox® Disinfecting Bathroom cleaners	+12%	August 2008
Liquid-Plumr® products	+9%	August 2008
Clorox® Toilet Bowl Cleaner and Clorox® ToiletWandTM products	+8 to +13%	August 2008
Laundry
Clorox® liquid bleach	+10%	August 2008
Glad
Glad® trash bags (rescinded May 2009)	+7%	February 2008
GladWare® disposable containers (rescinded April 2009)	+7%	February 2008
Glad® trash bags (rescinded December 2008)	+10%	October 2008
Litter
Cat litter	+7 to +8%	August 2008
Food
Hidden Valley Ranch® salad dressing	+7%	August 2008
Charcoal
Charcoal	+6%	January 2008
Charcoal and lighter fluid	+7 to +16%	January 2009
Auto
Armor All® and STP® auto-care products	+5 to +7%	January 2008
Armor All® and STP® auto-care products	+5 to +10%	January 2009
Armor All® and STP® auto-care products (rollback)	-3 to -15%	December 2009

Notes:

  Individual SKUs vary within the range.
  This communication reflects pricing actions on primary items.